November 2007 Filed pursuant to Rule 433 dated October 29, 2007 relating to Preliminary Pricing Supplement No. 410 dated October 29, 2007 to Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo some upside or yield in exchange for principal protection.

SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 (see “Commissions and issue price” below)
Stated principal amount:	$10
Pricing date:	November , 2007
Original issue date:	November , 2007 (5 business days after the pricing date)
Maturity date:	February 20, 2013
Interest:	None
Basket:	Basket Indices	Weighting	Initial Value
	S&P 500® Index (the “S&P 500 index”)	33.3333%
	Dow Jones-AIG Commodity IndexSM (the “commodity index”)	33.3333%
	Nikkei 225 Index (the “Nikkei index”)	16.6667%
	Dow Jones Euro STOXX 50® Index (the “Euro STOXX 50 index”)	16.6667%
Payment at maturity:	The payment at maturity per $10 stated principal amount of notes will equal: $10 + supplemental redemption amount, if any In no event will the payment at maturity be less than $10.
Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%-110%. The participation rate will be determined on the pricing date.
Basket performance:	Sum of the performance values for each of the basket indices
Performance value:	For each basket index: [(final value - initial value) / initial value] x weighting
Initial value:
S&P 500 index: the official closing value on the pricing date
Nikkei index and Euro STOXX 50 index: the official closing value on the equity index business day immediately following the pricing date
Commodity index: the official settlement price on the commodity index business day immediately following the pricing date

Final value:	Each basket index (other than the commodity index): official closing value on the determination date Commodity index: official settlement price on the determination date
Determination date:	February 12, 2013
CUSIP:	617475116
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and issue price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note:	$10	$0.275	$9.725
Total:	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 410 dated October 29, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Investment Overview

Capital Protected Notes
The 100% Capital Protected Notes (the “notes”) provide a way to gain principal-protected exposure to a weighted global basket of three equity indices and a commodity index.  At maturity, if the basket has depreciated the investment will redeem for the stated principal amount, without any yield on your investment.  Alternatively, if the basket has appreciated at maturity, your investment will return 100%-110% of the appreciation in addition to the stated principal amount.  The participation rate will be determined on the pricing date.

Maturity:	5.25 years
Participation rate:	100%-110%
Principal protection:	100%
Interest:	None

Basket Overview

Basket Indices	Weighting	Bloomberg Ticker
S&P 500 index	33.3333%	SPX
Commodity index	33.3333%	DJAIG
Nikkei 225 index	16.6667%	NKY
EuroStoxx 50 index	16.6667%	SX5E

Historical Basket Performance

The graph is calculated to show the performance of the basket since January 1, 2002 and illustrates the effect of the offset and/or correlation among the basket indices during such period.  The graph does not take into account the possible leverage on the notes, nor does it attempt to show your expected return on an investment in the notes.  The historical values of the basket should not be taken as an indication of its future performance.

November 2007	Page 2

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Key Investment Rationale

The notes offer 100%-110% leveraged upside on the positive performance of the basket while protecting 100% of your principal in exchange for forgoing current yield or interest.

Leveraged Performance	The notes offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket.

Best Case Scenario
The basket increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $10 and (ii)  100%-110% of the basket performance, which is not subject to a maximum payment amount.  The participation rate will be determined in the pricing date.

Worst Case Scenario	The basket declines in value and, at maturity, the notes redeem for the stated principal amount of $10.

Summary of Selected Key Risks (see page 9)

¡	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

¡	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	Prior to maturity the notes may, depending on market conditions (primarily movements in the basket indices and interest rates), trade below the original issue price.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Changes in the value of one or more of the basket indices may offset each other.

¡	Adjustments to the basket indices could adversely affect the value of the notes.

¡	Several factors have had and may in the future have an effect on the value of the commodity index.

¡	Higher future prices of the commodities included within the commodity index relative to their current prices may decrease the amount payable at maturity.

¡	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

¡	You have no shareholder rights.

¡	There are risks associated with investments in securities indexed to the value of foreign equity securities.

¡	Investing in the notes is not equivalent to investing in the basket indices.

¡	The notes will not be listed and there may be little or no secondary market for the notes. You should be willing to hold your notes to maturity.

¡	Economic interests of the calculation agent may be potentially adverse to investors.

¡	There are risks associated with investments in securities indexed to the value of foreign equity securities.

¡	The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes.

¡	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

November 2007	Page 3

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and the prospectus.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
November , 2007	November , 2007 (5 business days after the pricing date)	February 20, 2013

Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 (see “Syndicate Information” on page 6)
Stated principal amount:	$10
Interest:	None
Basket:	Basket Indices	Weighting	Initial Value
	S&P 500® Index (the “S&P 500 index”)	33.3333%
	Dow Jones-AIG Commodity IndexSM (the “commodity index”)	33.3333%
	Nikkei 225 Index (the “Nikkei index”)	16.6667%
	Dow Jones Euro STOXX 50® Index (the “Euro STOXX 50 index”)	16.6667%
Payment at maturity:	The payment at maturity per $10 stated principal amount of notes will equal: $10 + supplemental redemption amount, if any In no event will the payment at maturity be less than $10.
Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%-110%. The participation rate will be determined on the pricing date.
Basket performance:	Sum of the performance values for each of the basket indices.
Performance value:	With respect to each basket index: [(final value - initial value) / initial value] x weighting
Initial value:
S&P 500 index: the official closing value on the pricing date
Nikkei index and Euro STOXX 50 index: the official closing value on the equity index business day immediately following the pricing date
Commodity index: the official settlement price on the commodity index business day immediately following the pricing date

Final value:	Each basket index (other than the commodity index): the official closing value on the determination date Commodity index: official settlement price on the determination date
Determination date:	February 12, 2013
Risk factors:	Please see “Risk Factors” on page 9

November 2007	Page 4

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617475116
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on October 23, 2007, the “comparable yield” would be a rate of 5.0293% per annum compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $12.9628 due at maturity.  You should read the discussions under “Description of Notes – United States Federal Income Taxation” in the accompanying pricing supplement and under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$0.0419	$0.0419
January 1, 2008 through June 30, 2008	$0.2525	$0.2944
July 1, 2008 through December 31, 2008	$0.2589	$0.5533
January 1, 2009 through June 30, 2009	$0.2654	$0.8187
July 1, 2009 through December 31, 2009	$0.2721	$1.0907
January 1, 2010 through June 30, 2010	$0.2789	$1.3696
July 1, 2010 through December 31, 2010	$0.2859	$1.6555
January 1, 2011 through June 30, 2011	$0.2931	$1.9486
July 1, 2011 through December 31, 2011	$0.3005	$2.2491
January 1, 2012 through June 30, 2012	$0.3080	$2.5571
July 1, 2012 through December 31, 2012	$0.3158	$2.8729
January 1, 2013 through February 20, 2013	$0.0899	$2.9628

This table will be updated in the final pricing supplement using the actual comparable yield determined on the pricing date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section in the accompanying pricing supplement called “Description of Notes – United States Federal Income Taxation” and the section in the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2007	Page 5

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

General Information (continued)
Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Minimum purchase:	100 notes
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of the notes for any single investor
$10	$0.275	<$999K
$9.95	$0.225	$1MM-$2.99MM
$9.925	$0.20	$3MM-$4.99MM
$9.90	$0.175	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2007	Page 6

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  Following are two more examples of the calculation of the payment at maturity.

Example 1

Basket Index	Weighting	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	33.3333%	1,480	1,850	25%	8.3333%
Commodity index	33.3333%	165	206.25	25%	8.3333%
Nikkei index	16.6667%	16,250	20,312.50	25%	4.1667%
Euro STOXX 50 index	16.6667%	4,230	5,287.50	25%	4.1667%
			Hypothetical basket performance =		25%

Basket performance =  sum of performance values of each basket index

Performance value = [(final value - initial value) / initial value] x weighting

[(final S&P 500 index value – initial S&P 500 index value) / initial S&P 500 index value]  x  33.3333%;
plus
[(final commodity index value – initial commodity index value) / initial commodity index value]  x  33.3333%;
plus
[(final Nikkei index value – initial Nikkei index value) / initial Nikkei index value]  x  16.6667%;
plus
[(final Euro STOXX 50 index value – initial Euro STOXX 50 index value) / initial Euro STOXX 50 index value]  x  16.6667%

So, using the hypothetical prices above:

S&P 500 index=  [(1,850 – 1,480) / 1,480] x 33.3333%  =  8.3333%, plus
Commodity index =  [(206.25 – 165) / 165] x 33.3333%  =  8.3333%, plus
Nikkei index =  [(20,312.50 – 16,250) / 16,250] x 16.6667%  =  4.1667%,
plus
Euro STOXX 50 index =  [(5,287.50 – 4,230) / 4,230] x 16.6667%  =  4.1667%

Hypothetical basket performance   =   25%

November 2007	Page 7

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Example 2:  Basket performance is positive.

Hypothetical basket performance:                       25%
Hypothetical participation rate:                           105%

Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	25%	8.3333%
Commodity index	25%	8.3333%
Nikkei index	25%	4.1667%
Euro STOXX 50 index	25%	4.1667%
Hypothetical basket performance =		25%

Payment at maturity = $10 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount   = $10 x basket performance x participation rate

= $10   x   25%   x   105%   =   $2.625

The final payment at maturity per note will be $12.625, or the stated principal amount of $10 plus the supplemental redemption amount of $2.625.

Example 3:  Basket performance is zero or negative.

Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	-10%	-3.3333%
Commodity index	-10%	-3.3333%
Nikkei index	10%	1.6667%
Euro STOXX 50 index	10%	1.6667%
Hypothetical basket performance =		-3.3333%

Payment at maturity = $10 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount = $10 x basket performance x participation rate

= $10   x   -3.3333% (less than zero)  x   105%   =   $0

As the basket performance is less than 0%, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $10 stated principal amount.

In the above example, two of the basket indices — the Nikkei index and the Euro STOXX 50 index (with a combined weighting of 33.3334% of the basket)—are each 10% higher, but the two other basket indices —  the S&P 500 index and the commodity index (with a combined weighting of 66.6666% of the basket) — are each 10% lower.  Accordingly, although two of the basket indices are higher, the decrease of the other two basket indices offsets such increase and the basket performance is less than zero. Therefore, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $10 stated principal amount.

November 2007	Page 8

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Structure Specific Risk Factors

¡
The notes may not pay more than the stated principal amount at maturity.  If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity.

¡
The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero or the basket may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡
Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:  the value of each of the basket indices at any time and, in particular, on the determination date, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.

¡
Changes in the value of one or more of the basket indices may offset each other.  Price movements in the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.

¡
Adjustments to the basket indices could adversely affect the value of the notes.  The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index.  The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the notes.

¡
Several factors have had and may in the future have an effect on the value of the commodity index.  Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the final basket value and the value of your notes in varying ways, and different factors may cause the value of different commodities underlying the commodity index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

November 2007	Page 9

¡
Higher future prices of the commodities included within the commodity index relative to their current prices may decrease the amount payable at maturity.  The commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that comprise the commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the commodity index and, accordingly, could decrease the payment you receive at maturity.

¡
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the final value of the basket and, therefore, the value of the notes.

¡
You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any of the equity basket indices.

¡
There are risks associated with investments in securities indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

¡
Investing in the notes is not equivalent to investing in the basket indices.  Investing in the notes is not equivalent to investing in the basket indices or their component stocks or commodities.  See “Hypothetical Payouts on the Capital Protected Notes” above.

¡
The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in the accompanying preliminary pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of the accompanying preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and

November 2007	Page 10

“United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of the accompanying preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

¡
Secondary trading may be limited.  The notes will not be listed on any securities exchange.  There may be little or no secondary market for the notes.  There may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes or that trade in the component stocks of the basket indices or other instruments related to the basket indices are potentially adverse to your interests as an investor in the notes.  The hedging or trading activities of our affiliates on or prior to the basket setting date and on the determination date could adversely affect the basket value and, as a result, could decrease the amount you may receive on the notes at maturity.  Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial index value and, as a result, could increase the value at which the basket indices must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the basket indices on the determination date and, accordingly, the amount of cash you will receive at maturity.

November 2007	Page 11

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Information about the Basket Indices

The S&P 500® Index.  The S&P 500 index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 index, see “Description of Notes—The Basket Indices—The S&P 500® Index” in the accompanying preliminary pricing supplement.

The DJ-AIG Commodity IndexSM.  The commodity index is calculated, maintained and published by Dow Jones & Company (“Dow Jones”), in conjunction with AIG Financial Products (“AIG-FP”).  The commodity index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the commodity index for 2007 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  For additional information about the commodity index, see “Description of Notes—The Basket Indices—The Dow Jones-AIG Commodity IndexSM” in the accompanying preliminary pricing supplement.

The Nikkei 225 Index. The Nikkei index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries.  All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  For additional information about the Nikkei index, see “Description of Notes—The Basket Indices—The Nikkei Index” in the accompanying preliminary pricing supplement.

The Dow Jones Euro STOXX 50® Index. The Euro STOXX 50 index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the Euro STOXX 50 index, see “Description of Notes—The Basket Indices—The Dow Jones Euro STOXX 50® Index” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Description of Notes—License Agreement Between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement among Dow Jones, AIG-FP and Morgan Stanley.  Dow Jones, AIG-FP and Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley of the right to use the Commodity Index, which is published by Dow Jones, in connection with the notes.  The notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc., AIG-FP or any of their subsidiaries or affiliates.  See “Description of Notes—License Agreement among Dow Jones, AIG-FP and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement between Nikkei Inc. and Morgan Stanley.  As of the original issue date, we will have received the consent of Nikkei Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the notes.  Nikkei Inc. has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  Nikkei Inc. has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the return on your investment.  See “Description of Notes—License Agreement between Nikkei Inc. and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement between STOXX Limited and Morgan Stanley.  “Dow Jones Euro STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.  See “Description of Notes—License Agreement between STOXX Limited and Morgan Stanley” in the accompanying preliminary pricing supplement.

November 2007	Page 12

Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Historical Information

The following graphs set forth the historical price performance of each respective basket index for the period January 1, 2002 to October 25, 2007.  The closing value for the S&P 500 index, the commodity index, the Nikkei index and the Euro STOXX 50 index on October 25, 2007 were 1,514.40, 179.222, 16,284.17 and 4,412.12, respectively.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket indices should not be taken as an indication of future performance.  We cannot give you any assurance that the basket performance at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the notes.

S&P 500 Index	Dow Jones-AIG Commodity Index

Nikkei 225 Index	Dow Jones Euro STOXX 50 Index

November 2007	Page 13